Exhibit 99.1
M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 1, 2018) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2017.

2017 Fourth-Quarter Results:

•	New contracts increased 22% to a record 1,220 contracts

•	Revenue increased 19% to a record $621.7 million

•	Homes delivered increased 12% to 1,584 - the highest in ten years

•
Pre-tax income increased to $34.1 million from $33.7 million in 2016; including $7.7 million and $4.0 million of impairment charges, respectively; excluding impairment charges, pre-tax income improved 11% to $41.8 million

•
Net income of $15.9 million ($0.53 per diluted share), including a deferred tax asset re-measurement charge of $6.5 million ($0.21 per diluted share) as a result of the Tax Cuts and Jobs Act; 2016 net income was $20.6 million ($0.67 per diluted share)

•	Diluted earnings per share increased 20% to $0.90 per share excluding the impact of the deferred tax asset re-measurement and the impact of the impairment charges in each year

•	Backlog sales value increased 15% to $791 million, and backlog units increased 12%

2017 Full-Year Results:

•	Record revenue of $1.96 billion, an increase of 16%

•	Record homes delivered of 5,089, a 14% increase

•	Record new contracts of 5,299, an increase of 11%

•	Pre-tax income of $120.3 million, a 31% increase compared to $91.8 million in 2016

•	Pre-tax income in 2017 increased 19% to $136.5 million from $115.2 million in 2016, excluding stucco-related repair and impairment charges in each year

•	Net income of $72.1 million ($2.26 per diluted share) compared to $56.6 million ($1.84 per diluted share) in 2016

•
Diluted earnings per share were $2.88 compared to $2.32 per share in 2016 - a 24% increase, excluding the impact of the deferred tax asset re-measurement and a $2.3 million equity adjustment related to the 2017 redemption of preferred shares in the third quarter of 2017, along with stucco-related repair and impairment charges in each year

For the fourth quarter of 2017, the Company reported net income of $15.9 million, or $0.53 per diluted share. This compares to net income of $20.6 million, or $0.67 per diluted share, in 2016. For the year ended December 31, 2017, the Company reported net income of $72.1 million, or $2.26 per diluted share, compared to net income of $56.6 million or $1.84 per diluted share in 2016. 2017’s net income includes the impact of a deferred tax asset re-measurement ($6.5 million), after-tax stucco-related repair costs ($5.4 million) and after-tax impairment charges

($4.9 million). Exclusive of these charges and after-tax stucco-related repair and impairment charges in 2016, net income increased 25% to $89.0 million compared to $71.1 million in 2016.

New contracts for 2017's fourth quarter reached a fourth quarter record-high of 1,220, increasing 22% from 2016's fourth quarter of 999. For 2017, new contracts also reached a record-high of 5,299, an 11% increase over 2016’s new contracts of 4,755. M/I Homes had 188 active communities at December 31, 2017 compared to 178 a year ago. The Company's cancellation rate was 13% in 2017’s fourth quarter. Homes delivered of 1,584 in 2017's fourth quarter were 12% higher than 2016’s 1,416 homes delivered. Homes delivered for the twelve months ended December 31, 2017 increased 14% to a record-high 5,089 from 2016’s deliveries of 4,482. Homes in backlog increased 12% at December 31, 2017 to 2,014 units, with a sales value of $791 million (a 15% increase over last year), and the average sales price in backlog increased 3% to a record-high of $393,000. At December 31, 2016, the sales value of the 1,804 homes in backlog was $685 million, with an average sales price of $380,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had strong 2017 results highlighted by all-time Company records for revenue, new contracts, and homes delivered. These records led us to a 25% increase in our 2017 net income, excluding the non-operating items. For the first time in our history, we exceeded 5,000 units in both homes delivered and new contracts while reaching nearly $2 billion in revenue. Importantly, our revenue and earnings growth resulted from strong performances in many of our homebuilding divisions, combined with another record performance by our financial services business. We also reached our highest year-end backlog level in more than 10 years, with a sales value of $791 million - a 15% increase over 2016.”

Mr. Schottenstein continued, “We are excited about our business as we move into 2018. We ended the year with $152 million of cash, no outstanding borrowings under our $475 million unsecured credit facility, shareholders’ equity of $747 million and homebuilding debt to capital ratio of 46%. We are well positioned for continued growth in 2018 with our strong year-end backlog and a significant number of planned new community openings.”
The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2019.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 105,600 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently uses the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
New contracts	1,220	999	5,299	4,755
Average community count	184	176	183	176
Cancellation rate	13%	18%	14%	14%
Backlog units			2,014	1,804
Backlog sales value			$791,253	$685,457
Homes delivered	1,584	1,416	5,089	4,482
Average home closing price	$372	$356	$369	$359

Homebuilding revenue:
Housing revenue	$588,679	$504,795	$1,878,572	$1,610,496
Land revenue	21,268	7,004	33,706	38,820
Total homebuilding revenue	$609,947	$511,799	$1,912,278	$1,649,316

Financial services revenue	11,755	11,447	49,693	42,011

Total revenue	$621,702	$523,246	$1,961,971	$1,691,327

Cost of sales - operations	498,470	414,668	1,552,522	1,338,774
Cost of sales - impairment	7,681	3,992	7,681	3,992
Cost of sales - stucco related charges	—	—	8,500	19,409
Gross margin	115,551	104,586	393,268	329,152
General and administrative expense	37,073	33,351	126,282	111,600
Selling expense	39,661	33,347	128,327	108,809
Operating income	38,817	37,888	138,659	108,743
Equity in income from joint venture arrangements	(341)	(227)	(539)	(640)
Interest expense	5,027	4,438	18,874	17,598
Income before income taxes	34,131	33,677	120,324	91,785
Provision for income taxes	18,249	13,115	48,243	35,176
Net income	$15,882	$20,562	$72,081	$56,609
Excess of fair value over book value of preferred shares subject to redemption	—	—	2,257	—
Preferred dividends	—	1,219	3,656	4,875
Net income to common shareholders	$15,882	$19,343	$66,168	$51,734

Earnings per share:
Basic	$0.57	$0.78	$2.57	$2.10
Diluted	$0.53	$0.67	$2.26	$1.84

Weighted average shares outstanding:
Basic	27,736	24,671	25,769	24,666
Diluted	31,172	30,166	30,688	30,116

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2017	2016
Assets:
Total cash, cash equivalents and restricted cash	$151,703	$34,441
Mortgage loans held for sale	171,580	154,020
Inventory:
Lots, land and land development	687,260	602,528
Land held for sale	6,491	12,155
Homes under construction	579,051	494,664
Other inventory	141,772	106,587
Total Inventory	$1,414,574	$1,215,934

Property and equipment - net	26,816	22,299
Investments in joint venture arrangements	20,525	28,016
Deferred income taxes, net of valuation allowance	18,438	30,875
Other assets	61,135	62,926
Total Assets	$1,864,771	$1,548,511

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$296,780	$295,677
Senior notes due 2025 - net	246,051	—
Convertible senior subordinated notes due 2017 - net	—	57,093
Convertible senior subordinated notes due 2018 - net	86,132	85,423
Notes payable - homebuilding	—	40,300
Notes payable - other	10,576	6,415
Total Debt - Homebuilding Operations	$639,539	$484,908

Notes payable bank - financial services operations	168,195	152,895
Total Debt	$807,734	$637,803

Accounts payable	117,233	103,212
Other liabilities	192,506	153,322
Total Liabilities	$1,117,473	$894,337

Shareholders' Equity	747,298	654,174
Total Liabilities and Shareholders' Equity	$1,864,771	$1,548,511

Book value per common share	$26.83	$24.48
Homebuilding debt / capital ratio(1)	46%	43%

(1)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted EBITDA(1)	$58,532	$51,995	$184,574	$148,397

Cash provided (used in) by operating activities	$13,495	$7,695	$(52,530)	$34,197
Cash used in investing activities	$(4,746)	$(9,966)	$(9,811)	$(31,645)
Cash provided by financing activities	$39,318	$13,404	$179,603	$18,788

Land/lot purchases	$78,085	$80,648	$328,226	$227,646
Land development spending	$63,683	$58,441	$200,702	$180,204
Land sale revenue	$21,268	$7,004	$33,706	$38,820
Land sale gross profit	$1,966	$1,039	$2,849	$4,134

Financial services pre-tax income	$4,543	$5,014	$24,531	$21,150
(1)See “Non-GAAP Financial Results” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (2)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$15,882	$20,562	$72,081	$56,609
Add:
Provision for income taxes	18,249	13,115	48,243	35,176
Interest expense, net of interest income	4,305	3,755	16,024	15,286
Interest amortized to cost of sales	6,730	5,275	20,327	18,413
Depreciation and amortization	3,675	3,464	14,174	13,606
Non-cash charges	9,691	5,824	13,725	9,307
Adjusted EBITDA	$58,532	$51,995	$184,574	$148,397

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (2)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Income before income taxes	$34,131	$33,677	$120,324	$91,785
Add: Impairment	7,681	3,992	7,681	3,992
Add: Stucco-related charges	—	—	8,500	19,409
Adjusted income before income taxes	$41,812	$37,669	$136,505	$115,186

Net income	$15,882	$20,562	$72,081	$56,609
Add: Impairment - net of tax	4,916	2,475	4,916	2,475
Add: Stucco-related charges - net of tax	—	—	5,440	12,034
Add: Deferred tax re-measurement due to tax reform	6,520	—	6,520	—
Adjusted net income	$27,318	$23,037	$88,957	$71,118

Impairment - net of tax	$4,916	$2,475	$4,916	$2,475
Stucco-related charges - net of tax	—	—	5,440	12,034
Deferred tax asset re-measurement due to tax reform	6,520	—	6,520	—
Excess of fair value over book value of preferred shares redeemed	$—	$—	$2,257	$—

Divided by: Diluted weighted average shares outstanding	31,172	30,166	30,688	30,116

Diluted earnings per share related to impairment charges	$0.16	$0.08	$0.16	$0.08
Diluted earnings per share related to stucco-related charges	—	—	0.18	0.40
Diluted earnings per share related to deferred tax re-measurement due to tax reform	0.21	—	0.21	—
Diluted earnings per share related to preferred shares redeemed	—	—	0.07	—

Add: Diluted earnings per share	0.53	0.67	2.26	1.84
Adjusted diluted earnings per share	$0.90	$0.75	$2.88	$2.32

(2)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	433	366	18%	1,978	1,775	11%
Southern	544	378	44%	2,342	1,822	29%
Mid-Atlantic	243	255	(5)%	979	1,158	(15)%
Total	1,220	999	22%	5,299	4,755	11%

HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	630	527	20%	1,907	1,690	13%
Southern	649	550	18%	2,108	1,708	23%
Mid-Atlantic	305	339	(10)%	1,074	1,084	(1)%
Total	1,584	1,416	12%	5,089	4,482	14%

BACKLOG
	December 31, 2017			December 31, 2016
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	828	$344	$415,000	757	$305	$403,000
Southern	908	$332	$365,000	674	$239	$355,000
Mid-Atlantic	278	$116	$416,000	373	$142	$380,000
Total	2,014	$791	$393,000	1,804	$685	$380,000

LAND POSITION SUMMARY
	December 31, 2017			December 31, 2016
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	4,456	6,220	10,676	3,747	5,527	9,274
Southern	5,470	7,668	13,138	4,421	5,474	9,895
Mid-Atlantic	1,696	3,021	4,717	2,187	1,708	3,895
Total	11,622	16,909	28,531	10,355	12,709	23,064